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                                                                       EXHIBIT 5

                         [Letterhead of Hunton & Williams]

                                  July 5, 2000

CP&L Energy, Inc.
411 Fayetteville Street
Raleigh, North Carolina 27601-6111

                  REGISTRATION STATEMENT ON FORM S-4 RELATING
                  TO THE SHARES OF COMMON STOCK AND CONTINGENT
              VALUE OBLIGATIONS TO BE ISSUED BY CP&L ENERGY, INC.

Ladies and Gentlemen:

    We have acted as counsel to Carolina Power & Light Company, a North Carolina corporation ("CP&L"), and CP&L Energy, Inc., a North Carolina corporation and the holding company for CP&L (the "Company"), in connection with the registration under the Securities Act of 1933 of up to (i) 50,900,500 shares of the Company's common stock, without par value (the "Common Stock"), and
(ii) 100,000,000 contingent value obligations (the "CVOs"). The Common Stock and the CVOs are to be issued in connection with the Amended and Restated Agreement and Plan of Exchange, dated August 23, 1999, by and among CP&L, the Company and Florida Progress Corporation, a Florida corporation, and the related Plan of Share Exchange. The transaction in which the Common Stock and the CVOs will be issued is described in the Registration Statement on Form S-4 (the "Registration Statement") that is being filed by the Company on the date hereof with the Securities and Exchange Commission (the "Commission"). The CVOs will be issued pursuant to a contingent value obligation agreement (the "CVO Agreement"), between the Company and The Chase Manhattan Bank, as trustee.

    In rendering this opinion, we have relied upon, among other things, our examination of such documents and records of CP&L and the Company and certificates of each of its officers and of public officials as we have deemed necessary.

    We are members of the North Carolina bar and do not purport to express an opinion on any laws other than the laws of the State of North Carolina and the federal laws of the United States of America.

    Based upon the foregoing and the further qualifications stated below, we are of the opinion that:

    1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina;

    2. The Common Stock has been duly authorized and, when the shares have been issued as described in the Registration Statement, will be validly issued, fully paid and nonassessable; and

    3. When the CVOs have been issued upon the terms and conditions set forth in the Registration Statement and have been duly executed and authenticated in accordance with the CVO Agreement, the CVOs will be validly authorized and issued and binding obligations of the Company.

    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the
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CP&L Energy, Inc.

July 5, 2000

Page 2

Joint Proxy Statement/Prospectus included therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the Commission.

                                        Very truly yours,

                                        Hunton & Williams